Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
March 31, 2006	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.
CancerVax Corporation
2110 Rutherford Road
Carlsbad, California 92008

Re:	Form S-4 Registration Statement 69,458,195 shares of common stock, par value $0.00004 per share
Ladies and Gentlemen:
     We have acted as special counsel to CancerVax Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 69,458,195 shares (the “Shares”) of the Company’s common stock, par value $0.00004 per share (the “Common Stock”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2006, as amended (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of Micromet, Inc., a Delaware corporation (“Micromet Parent”), will have adopted the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2006 and amended as of March 17, 2006, by and among the Company, Carlsbad Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Micromet Parent and Micromet AG (“Micromet”), a corporation organized under the laws of Germany (the “Merger Agreement”), (c) the stockholders of the Company will have approved the issuance of the Shares, and the resulting change of control of the Company, along with the amendments to the Company’s Amended and Restated Certificate of Incorporation contained in the proxy statement/prospectus forming a part of the Registration Statement, and (d) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will be consummated in accordance with the Merger Agreement, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.
     We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP